Exhibit 10.7.7

LIVE OAK BANCSHARES, INC.
2015 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is made and entered into effective as of February 12, 2018 (the “Date of Grant”), by and between LIVE OAK BANCSHARES, INC., a North Carolina corporation (the “Company”), and Gregory B. Thompson (the “Grantee”). This Agreement sets forth the terms and conditions associated with the Company’s award to Grantee of restricted stock units payable as described below in shares of Common Stock pursuant to the Company’s 2015 Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the meanings ascribed to them under the Plan.
NOW, THEREFORE, in consideration of the foregoing and Grantee’s continued provision of valuable services as an employee of the Company, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Units. Effective as of the Date of Grant, the Company grants the Grantee 25,000 Restricted Stock Units (the “Units”) subject to the provisions of this Agreement and the Plan. Each Unit is subject to settlement into one share of Common Stock (a “Share”) that will be delivered to Grantee pursuant to this Agreement when and if such Unit becomes vested in accordance with this Agreement.
2.Vesting. The Units are unvested when granted and will vest as described on Exhibit A, the terms of which are incorporated herein by reference.
3.Effect of Termination of Continuous Service. The Units will continue to vest as provided in Exhibit A notwithstanding any termination of Grantee’s Continuous Service for any reason at any time after the Date of Grant.
4.Delivery of Shares to Settle Units. When Units become vested as provided in Section 2, the vested Units will be settled by delivering to Grantee the number of Shares equal to the number of vested Units, subject to the following provisions.
(a)Delivery of the Shares will be made as soon as practicable after the date on which the Units vest, provided that the Company may provide for a reasonable delay in the delivery of the Shares to address tax and other administrative matters, and provided further that delivery of the Shares will occur no later than two and one-half months following the conclusion of the year in which the vesting occurs.
(b)Subject to the conditions described herein, as soon as practicable after the date on which the Units vest, the Company will, at its election, either: (i) issue a certificate representing the Shares deliverable pursuant to this Agreement; or (ii) not issue any certificate representing the Shares deliverable pursuant to this Agreement and instead document the Grantee’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in bookentry form in the Grantee’s name.
(c)No Shares will be issued pursuant to this Agreement unless and until all then-applicable requirements imposed by U.S., foreign, and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met, and the Company may condition the issuance of Shares pursuant to this Agreement on the Grantee’s taking any reasonable action to meet those requirements. The Company may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed, and under any blue sky or other securities laws applicable to those shares.
5.Rights as a Shareholder. The Units represent a right to payment from the Company if the conditions of the Agreement are met and do not give the Grantee ownership of any Common Stock prior to delivery as provided in Section 4. Grantee will not have any rights and/or privileges of a stockholder of the Company with respect to the Units prior to such delivery, but Grantee will have all rights associated with the ownership of the Shares upon such delivery.
6.Non-Transferability of the Units. The Units and the right to payment under this Agreement are not transferable, and may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of except by the laws of descent or distribution, or as otherwise provided by the Plan. Any purported transfer of the Units or the right to payment under this Agreement not in compliance with the preceding sentence is null and void and will not be given effect.

7.Tax Consequences. Grantee acknowledges that Grantee understands the federal, state, local, and foreign tax consequences of the award of the Units and the provisions of this Agreement. Grantee is relying solely on the advice of Grantee’s own tax advisors and not on any statements or representations of the Company or any of its agents in connection with such tax consequences. Grantee understands that Grantee (and not the Company nor any Related Entity) will be responsible for Grantee’s own tax liability that may arise as a result of the granting, vesting, and/or settlement of the Units (or otherwise in connection with this Agreement).
8.Withholding Obligations. As a condition to delivery of the Shares, the Grantee hereby authorizes the Company to withhold from the Shares deliverable under this Agreement a number of Shares with a Fair Market Value (measured as of the date tax withholding obligations are to be determined) equal to the federal, state, local and foreign tax withholding obligations of the Company or a Related Entity, if any, provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s (or a Related Entity’s) required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. In the event that the Administrator determines in its discretion that such withholding of Shares is not permitted pursuant to the Applicable Laws, the rules and regulations of any regulatory agencies having jurisdiction over the Company, or the rules of any exchanges upon which the Shares may be listed, then the Administrator may, in its discretion, make alternative arrangements for satisfying the Company’s (or a Related Entity’s) withholding obligations, utilizing any method permitted by the Plan, including but not limited to requiring Grantee to tender a cash payment or withholding from salary or other compensation payable to Grantee.
9.Application of Section 409A of the Code. The parties intend that the delivery of Shares in respect of the Units provided under this Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) (or any other applicable exemption), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the delivery of Shares in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. The parties further intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). To the extent that (a) one or more of the payments received or to be received by Grantee pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (b) Grantee is a “specified employee” within the meaning of Section 409A, then solely to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A, the commencement of any payments under this Agreement will be deferred until the date that is six months following the Grantee’s termination of Continuous Service (or, if earlier, the date of death of the Grantee) and will instead be paid on the date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter. The Company makes no representations to Grantee regarding the compliance of this Agreement or the Units with Section 409A, and Grantee is solely responsible for the payment of any taxes or penalties arising under Section 409A(a)(1), or any state law of similar effect, with respect to the grant or vesting of the Units or the delivery of the Shares hereunder.
10.Clawback. Grantee acknowledges and agrees all compensation payable pursuant to this Agreement will be subject to forfeiture and repayment pursuant to any compensation recovery, “clawback” or similar policy made applicable by law, including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed, as may be in effect from time to time (the policies described in clauses (i) and (ii) collectively, the “Policy”). In the event that Grantee receives compensation hereunder that is subject to forfeiture or repayment under such Policy, then Grantee will, upon the written request of the Administrator and in the Administrator’s sole discretion, forfeit and repay to the Company all amounts subject to repayment under the Policy. In addition, Grantee agrees to reimburse the Company with respect to the Units to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.
11.Adjustments. All references to the number of Units will be appropriately adjusted to reflect any stock split, stock dividend, or other change in capitalization that may be made by the Company after the date of this Agreement, as provided in Section 13 of the Plan.
12.Electronic Delivery. Grantee hereby consents to receive documents related to the Units and any other Awards granted under the Plan by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout until withdrawn in writing by Grantee.

13.Data Privacy. Grantee acknowledges that the Company holds certain personal information about him/her, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of the Units and any other entitlement to Shares awarded, cancelled, exercised, vested or unvested. Grantee consents to the collection, use and transfer (including but not limited to transfers to parties assisting in the implementation, administration and management of the Plan), in electronic or other form, of such personal data for the purpose of implementing, administering, and managing Grantee’s participation in the Plan.
14.No Right to Continued Service. Neither this Agreement nor the award of the Units will confer upon the Grantee any right to continued employment or other service with the Company or a Related Entity, nor interfere in any way with the right of the Company or any Related Entity to terminate the Continuous Service of Grantee.
15.Binding Effect. This Agreement is binding upon and inures to the benefit of Grantee and Grantee’s heirs, executors, and personal representatives, and the Company and its successors and assigns.
16.Multiple Originals. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.
17.Notices. Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement must be in writing and will be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, in each case addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by notifying the other in writing.
18.Choice of Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of North Carolina, without giving effect to the choice of law rules of any jurisdiction. The parties agree that any litigation arising out of or related to the Units or this Agreement will be brought exclusively in any state or federal court in New Hanover County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
19.Modification of Agreement; Waiver. This Agreement may be modified, amended, suspended, or terminated, and any terms, representations or conditions may be waived, but only by a written instrument signed by each of the parties hereto, except as otherwise provided in the Plan. No waiver hereunder will constitute a waiver with respect to any subsequent occurrence or other transaction hereunder or of any other provision hereof.
20.Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.
21.Entire Agreement. This Agreement, along with the Plan, constitutes and embodies the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.
22.Grantee’s Acknowledgements. Grantee hereby acknowledges receipt of a copy of the Plan and the Company’s prospectus covering the Shares issued pursuant to the Plan (the “Prospectus”). Grantee has read and understands the terms of this Agreement, the Plan, and the Prospectus. The Units are subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set the Grantee’s hand and seal, all as of the day and year first above written.
COMPANY:
Live Oak Bancshares, Inc.

By:
Name:
Title:
Address:        1741 Tiburon Drive
Wilmington, NC 28403

GRANTEE:

(SEAL)
Print Name:
Address:

Exhibit A

Vesting Schedule

The Units will vest in full (100%) on the first business day after the expiration of the Revocation Period as defined in the Separation and Release Agreement in the form attached hereto as Exhibit B (the “Separation Agreement”), provided that Grantee has executed and returned such Separation Agreement within the timeframe required therein, and provided further that Grantee has not revoked the Separation Agreement as provided in Section 9 thereof. If Grantee fails to execute and return such Separation Agreement within the timeframe required therein, or if Grantee revokes the Separation Agreement as provided in Section 9 thereof, the Units will not vest and will instead be immediately forfeited.

Exhibit B

[See attached]

SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into this ____day of February, 2018 by and between Live Oak Banking Company, a North Carolina banking corporation with its principal office and place of business in New Hanover County, North Carolina (the “Bank”), and the undersigned employee, referred to in this Agreement as “you.”
1.    Termination. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, upon the termination of your employment with the Bank, effective as of February 15, 2018 (the “Termination Date”), all of your employee benefits with the Bank will terminate, except as outlined below. You hereby represent that you have returned to the Bank all Bank-owned equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies) in the same condition as when provided to you, reasonable wear and tear excepted. Your return of Bank property is an express requirement under this Agreement and a condition to your receipt of the Separation Benefits described in Section 2 below. In addition, upon receipt of your final paycheck from the Bank, you agree and acknowledge that you will have been paid all wages for labor or services rendered by you for the Bank or on the Bank’s behalf through the Termination Date.
2.    Separation Benefits. Collectively, the payments and/or benefits set out below are referred to in this Agreement as the “Separation Benefits”:

(a)
Separation Pay. If you sign and do not revoke this Agreement, the Bank will pay you Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($33,334.00) a month (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you) for a period of twelve months (collectively, the “Separation Pay”). You will receive the Separation Pay in accordance with the Bank’s payroll procedures beginning on the Bank’s first regular payday after the expiration of the Revocation Period (as that term is defined in Section 9 herein).

(b)
Health Benefits. If you sign and do not revoke this Agreement, and if you properly and timely elect to continue your health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) after the Termination Date, the Bank will directly pay the cost of your applicable COBRA premiums through and including January 31, 2019. Provided, however, the Bank has the right to discontinue the payment of these premiums and pay you a lump sum amount equal to the current monthly COBRA premium times the number of months remaining in the specified period if the Bank determines that continued payment of the COBRA premiums is discriminatory under Section 105(h) of the Internal Revenue Code. After January 31, 2019, you may continue your health insurance at your own expense in accordance with applicable provisions of COBRA.

(c)
Stock Grant. The Compensation Committee of the Board of Directors of Live Oak Bancshares (“Bancshares”) has approved a grant of Twenty-Five Thousand (25,000) Restricted Stock Units (“RSUs”) under the Bancshares 2015 Omnibus Stock Incentive Plan, conditioned upon your execution and delivery of this Agreement, such RSUs to vest one business day after the expiration of the Revocation Period (as defined below).

If you do not sign this Agreement and return it to the Bank within twenty-one (21) days, or if you revoke it pursuant to Section 9 below, you will not be entitled to receive the Separation Benefits described above.
3.    Release of Claims. In exchange for the Bank’s providing you with the Separation Benefits described in Section 2, above, by signing this Agreement, you release and forever discharge the Bank, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Bank Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which you ever had or now have, including but not limited to any claims arising out of or related to your employment with the Bank and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). This release includes, without limitation, your release of the Bank and the Bank Parties from any claims by you for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Bank and the Bank Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. You also specifically and forever release the Bank and the Bank Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from all claims under North Carolina laws prohibiting discrimination, harassment and retaliation; all claims under any similar state and local laws prohibiting discrimination, harassment and retaliation; and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.).
You acknowledge that this release applies both to known and unknown claims that may exist between you and the Bank and the Bank Parties. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date you execute this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. In addition, you hereby expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and you explicitly took that into account in giving this release.
Notwithstanding the foregoing, nothing in this Agreement prohibits you from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between you and the Bank and the Bank Parties, and by signing this Agreement, you are waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by you or on your behalf, individually or collectively. In addition, nothing in this Agreement extinguishes any claims you may have against the Bank for breach of this Agreement or any claims arising from events that occur following the effective date of this Agreement.
4.    No Admissions. You understand, acknowledge and agree that the release set out above in Section 3 is a final compromise of any potential claims by you against the Bank and/or the Bank Parties in connection with your employment by the Bank, and is not an admission by the Bank or the Bank Parties that any such claims exist or that the Bank or any of the Bank Parties are liable for any such claims. By signing this Agreement, you agree and acknowledge that you have no cause to believe that any violation of any local, state or federal law has occurred with respect to your employment or separation of employment from the Bank, including but not limited to any violation of any federal, state, municipal, foreign or international whistleblower or fraud law, statute or regulation. In addition, you further agree and acknowledge that you are not aware of any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act or any other compliance obligation.
5.    Confidentiality. Should the disclosure of any confidential or proprietary information concerning or belonging to the Bank be required of you (a) in response to any summons or subpoena, (b) in connection with any litigation, or (c) in order to comply with any law, order, regulation, request of any government or regulatory agency or ruling, prior to making any disclosure you agree to inform the Bank of any such request or compelled disclosure as soon as possible, and, to the extent possible, afford the Bank the opportunity to contest such disclosure. Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You acknowledge that you do not need the prior authorization of the Bank to make any such reports or disclosures and that you are not required to notify the Bank that you have made such reports or disclosures. Furthermore, pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
6.    No Disparagement. You agree that following the Termination Date, you will not denigrate, defame, disparage or cast aspersions upon the Bank, the Bank Parties, their products, services, business and manner of doing business, and that you will use your reasonable best efforts to prevent any member of your immediate family from engaging in any such activity; provided, however, nothing in this Agreement prohibits you from providing truthful information and/or testimony in connection with any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency. Upon inquiry from any third party, the Bank will release only your dates of employment and positions held, unless you provide written authorization and a release for the Bank to provide additional information.

7.    Relief and Enforcement. You understand and agree that if you violate the terms of Sections 5, 6 or 7 of this Agreement, you will cause injury to the Bank (and/or one or more of the Bank Parties) that will be difficult to quantify or repair, so that the Bank (and/or the Bank Parties) will have no adequate remedy at law. Accordingly, you agree that if you violate Sections 5, 6 or 7 of this Agreement, the Bank (or the Bank Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining you from any further violation of this Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that the Bank (or the Bank Parties) has at law or in equity.
8.    No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated exclusively in the state or federal courts in New Hanover County, North Carolina. This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.
9.    Right to Revoke. ONCE SIGNED BY YOU, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE YOUR ACCEPTANCE OF THIS AGREEMENT, YOU MUST DELIVER WRITTEN NOTICE TO COURTNEY SPENCER, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.
10.    Miscellaneous.
(a)    Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.
(b)    The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.
(c)    This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Bank.
(d)    The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.
(e)    Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD. YOU ALSO ACKNOWLEDGE THAT YOU WERE ADVISED BY THE BANK IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

LIVE OAK BANKING COMPANY

By:    ________________________________
Name:    Courtney Spencer
Title: Head of Human Resources

DATE: ________________________________

EMPLOYEE:

____________________________ (SEAL)
             Gregory B. Thompson

DATE: _________________________